Exhibit 99.1

News Release

SuperGen and GSK to Collaborate on the Discovery and Development of Novel Epigenetic Therapeutics

October 26, 2009 - SuperGen, Inc. (NASDAQ: SUPG) and GlaxoSmithKline (NYSE: GSK) have entered into a multi-year collaboration to discover and develop cancer therapeutics based on epigenetic targets.  Epigenetics refers to the regulation of genes with mechanisms other than changes to the underlying DNA sequence.  Epigenetic processes are widely believed to play a central role in the development and progression of almost all cancers.

Under the terms of the deal, SuperGen will progress candidate compounds through to early clinical proof of concept. GlaxoSmithKline will then have the right to exercise an option to develop further and commercialize resulting products on a global basis.

In connection with the transaction, SuperGen will receive $5 million upfront, inclusive of a $3 million common stock investment, priced at a premium to market. Total potential development and commercialization milestones payable to SuperGen could exceed $375 million, in addition to the potential for tiered royalties into double digit magnitudes, payable on net sales of any resulting products.

“We are excited to be working with GlaxoSmithKline, a company that has demonstrated a significant global commitment to bringing novel cancer therapeutics to patients,” said Dr. James S.J. Manuso, Chairman, President and CEO of SuperGen.  “We believe this collaboration is a clear validation of our discovery platform, core expertise and capabilities.”

About SuperGen

SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation.  SuperGen develops products through biochemical and clinical proof of concept to partner for further development and commercialization.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  These forward-looking statements include statements regarding the amount of money payable by GlaxoSmithKline to SuperGen if SuperGen achieves certain development and commercialization milestones as well as the percent of royalty payments that SuperGen may earn based on sales of products developed and commercialized by GlaxoSmithKline.  Such statements are just predictions and involve risks or uncertainties such that actual results and performance may differ materially.  Factors that might cause such a difference include but are not limited to (1) the failure of SuperGen to achieve any or some of the development and commercialization milestones, (2) the decision by GlaxoSmithKline not to exercise its option to develop further and commercialize the products on a global or other basis, and (3) the failure of any of the commercialized products to generate sales.  These and other risks are detailed from time to time in SuperGen’s periodic filings with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2008 and on Form 10-Q for the quarter ended June 30, 2009. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
Senior Vice President,	Manager,
Corporate Communications & Business Development	Investor Relations
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com